Exhibit 99.1

Jazz Pharmaceuticals Enters Definitive Agreement to Sell its Women’s Health Business

to Meda

DUBLIN, Ireland, September 6, 2012 /PRNewswire/ — Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced a definitive agreement to sell its women’s health business, which includes six products, to Meda (an international specialty pharmaceutical company) for $95 million in cash.

The products included in the sale are Elestrin® (estradiol gel), Gastrocrom® (cromolyn sodium, USP), Natelle® One (prenatal vitamin), AVC™ Cream (sulfanilamide), Gesticare® DHA (prenatal multi-vitamin) and Urelle® (urinary antiseptic). Net sales for these products in 2011 totaled $30.4 million. As part of the transaction, Meda will offer positions to approximately 60 Jazz Pharmaceuticals employees who directly support these products.

“This transaction is consistent with our strategy of concentrating our efforts on our core products in highly focused markets. We believe that Meda will provide an excellent environment for the women’s health team to continue to execute and grow this business within an organization that has an expanding commercial presence serving the women’s health area,” stated Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals.

Transaction Closing and Accounting

The closing of the transaction is subject to the satisfaction of customary closing conditions and regulatory approvals, including antitrust approvals. The transaction is not subject to approval by Jazz Pharmaceuticals’ shareholders. The transaction is expected to close in the fourth quarter of 2012.

Jazz Pharmaceuticals expects to recognize a non-recurring gain on the sale in the fourth quarter of 2012. The company plans to provide more detail about the financial impact of the transaction after closing.

About Jazz Pharmaceuticals

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing innovative products to meet unmet medical needs. For further information, see www.jazzpharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the anticipated closing of the sale of Jazz Pharmaceuticals’ women’s health business and the timing thereof, Jazz Pharmaceuticals’ strategy and future financial results and other statements that are not historical facts. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to Jazz Pharmaceuticals’ ability to close the transaction on the proposed terms and schedule, including risks and uncertainties related to the satisfaction of the closing conditions, and risks and uncertainties related to disruption to Jazz Pharmaceuticals’ business as a result of the transaction, as well as other risks related to Jazz Pharmaceuticals’ business detailed from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including in its Quarterly Report on Form

10-Q for the quarter ended June 30, 2012. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

SOURCE Jazz Pharmaceuticals plc

William Craumer

Director, Investor Relations

Jazz Pharmaceuticals

Ireland, + 353 1 6343211

U.S., + 1 650 496 2947